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                                                                     EXHIBIT 4.1


                               WORLD ACCESS, INC.

                          CERTIFICATE OF DESIGNATION OF
                       4.25% CUMULATIVE JUNIOR CONVERTIBLE
              PREFERRED STOCK, SERIES B, SETTING FORTH THE POWERS,
              PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND
                 RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK


                  Pursuant to Section 151 of the Delaware General Corporation Law, World Access, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY
CERTIFY:

                  That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on May 24, 1999 (the "Adoption Date") duly adopted the following resolution creating a series of Preferred Stock designated as 4.25% Cumulative Junior Convertible Preferred Stock, Series B, and such resolution has not been modified and is in full force and effect on the date hereof:

                  RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Charter, a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1.        Designation and Number.

                  (a) The shares of such series shall be designated as 4.25% Cumulative Junior Convertible Preferred Stock, Series B (the "Preferred Stock"). The number of shares initially constituting the Preferred Stock shall be 23,174, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Preferred Stock.

                  (b) The Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, rank (i) prior to all other classes and series of Junior Stock (as defined below) of the Corporation now or hereafter authorized including, without limitation, the Common Stock, and
(ii) junior to the 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, and all other classes and series of Senior Stock.

                  (c) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 12 below.


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Section 2.        Dividends and Distributions.

                  (a) The holders of shares of Preferred Stock, in preference to the holders of shares of Common Stock and of any shares of other Junior Stock of the Corporation, shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, cumulative cash dividends at an annual rate on the Liquidation Preference thereof equal to 4.25%, calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable in equal quarterly payments, in immediately available funds, on the last day of March, June, September and December or, if any such day is not a Business Day, the next succeeding Business Day, in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing September 30, 1999.

                  (b) If as of any Quarterly Dividend Payment Date there is a Dividend Arrearage (as hereinafter defined), an additional dividend (the "Additional Dividend") shall accrue on each share of the Preferred Stock for the period from such Quarterly Dividend Payment Date through the earlier of (x) the date on which such Dividend Arrearage is paid in full and (y) the next succeeding Quarterly Dividend Payment Date, in an amount equal to the product of
(i) the dividend rate (calculated for such period in accordance with Section 2(a)) and (ii) the amount of such Dividend Arrearage as of such Quarterly Dividend Payment Date. For purposes of this Section 2(b), "Dividend Arrearage" shall mean, with respect to each share of Preferred Stock, as of any Quarterly Dividend Payment Date, the excess, if any of (i) the sum of all dividends theretofore accrued on such share in accordance with Section 2(a) (including those accrued as of and including such Quarterly Dividend Payment Date) plus all Additional Dividends, if any, theretofore accrued on such share in accordance with this Section 2(b) (including those accrued as of and including such Quarterly Dividend Payment Date), over (ii) all dividends actually paid with respect to such share on or before such Quarterly Dividend Payment Date. Except as provided in this Section 2(b) no dividend shall accrue and no other sums shall be payable with respect to any Dividend Arrearage.

                  (c) Dividends payable pursuant to Section 2(a) shall begin to accrue and be cumulative from the Issue Date, and shall accrue on a daily basis, in each case whether or not declared. Dividends paid on the shares of Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares of Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than sixty (60) days or less than ten (10) days prior to the date fixed for the payment thereof. Accumulated but unpaid dividends for any past quarterly dividend periods may be declared and paid at any time, without reference to any regular Quarterly Dividend Payment Date, to holders of record on such date, not more than sixty
(60) nor less than ten (10) days preceding the payment date thereof, as may be fixed by the Board of Directors.



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                  (d) The holders of shares of Preferred Stock shall not be
entitled to receive any dividends or other distributions except as provided herein.


Section 3.        Voting Rights.

                  In addition to any voting rights provided by law, so long as the Preferred Stock is outstanding, each share of Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Preferred Stock into Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.


Section 4.        Certain Restrictions.

                  (a) Whenever quarterly dividends payable on shares of Preferred Stock as provided in Section 2(a) are not paid in full, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Corporation shall not have converted or exchanged shares of Preferred Stock at a time required by Section 8, 9 or 10, at such time and thereafter until all conversion and exchange obligations provided in Section 8, 9 or 10 that have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not: (A) declare or pay dividends, or make any other distributions, on any shares of Junior Stock or (B) declare or pay dividends, or make any other distributions, on any shares of Parity Stock, except dividends or distributions paid ratably on the Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all shares of the Preferred Stock and such Parity Stock are then entitled.

                  (b) Whenever dividends payable on shares of Preferred Stock as provided in Section 2(a) are not paid in full, at such time and thereafter until all unpaid dividends payable, whether or not declared, on the outstanding shares of Preferred Stock shall have been paid in full or declared and set apart for payment, or whenever the Corporation shall not have converted or exchanged shares of Preferred Stock at a time required by Section 8, 9 or 10, at such time and thereafter until all conversion and exchange obligations provided in Section 8, 9 or 10 that have come due shall have been satisfied or all necessary funds have been set apart for payment, the Corporation shall not redeem, purchase or otherwise acquire for consideration any shares of Junior Stock or Parity Stock; provided, however, that (A) the Corporation may accept shares of any Senior Stock, Parity Stock or Junior Stock for conversion into Junior Stock and (B) the Corporation may at any time redeem, purchase or otherwise acquire shares of any Parity Stock pursuant to any mandatory redemption, put, sinking fund or other similar obligation contained in such Parity Stock, pro rata with the


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Preferred Stock in proportion to the total amount then required to be applied by the Corporation to redeem, repurchase, convert, exchange or otherwise acquire shares of Preferred Stock and shares of such Parity Stock.

                  (c) The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person, to purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could, pursuant to Section 4(b), purchase such shares at such time and in such manner.

Section 5.        Redemption.

                  (a) Except as otherwise set forth in this Section 5, the Corporation shall not have any right to redeem any shares of Preferred Stock prior to June 30, 2004. On and after June 30, 2004, the Corporation shall have the right, at its sole option and election, to redeem the shares of Preferred Stock, in whole or in part, on not less than ninety (90) days notice of the date of redemption (any such date an "Optional Redemption Date") at a price per share (the "Optional Redemption Price") equal to (A) the Liquidation Preference plus
(B) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or payable, to the applicable Optional Redemption Date, in immediately available funds.

                  (b) Notice of any redemption of shares of Preferred Stock pursuant to Section 5(a) shall be mailed at least ten (10), but not more than sixty (60), days prior to the applicable Optional Redemption Date to each holder of shares of Preferred Stock to be redeemed, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, or may cause the transfer books of the Corporation for the Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the applicable Optional Redemption Date.

                  (c) Notice of redemption having been given as aforesaid, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Optional Redemption Date designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Preferred Stock to be redeemed shall cease and terminate, excepting only the right to receive the Optional Redemption Price therefor and the right to convert such shares into shares of Common Stock until the close of business on such Optional Redemption Date, in accordance with Section 8.

Section 6.        Reacquired Shares.

                  Any shares of Preferred Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Preferred Stock shall


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upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth therein, but in any event may not be reissued as shares of Preferred Stock or other Parity Stock unless all shares of the Preferred Stock issued on the Issue Date shall have already been redeemed, converted or exchanged.


Section 7.        Liquidation, Dissolution or Winding Up.

                  (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made:

                      (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Preferred Stock, subject to Section 8, shall have received the Liquidation Preference, plus all accrued and unpaid dividends, whether or not declared or currently payable, to the date of distribution, with respect to each share, or

                      (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of the Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.

                  (b) Neither the consolidation or merger of the Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

Section 8.        Voluntary Conversion.

                  (a) Any holder of Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 8, any or all of such holder's shares of Preferred Stock into such number of fully paid and non-


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assessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price (as defined below) then in effect, except that with respect to any shares which shall be called for exchange or redemption, such right shall terminate at the close of business on the date of exchange or redemption for such shares, unless in any such case the Corporation shall default in performance or payment due upon exchange or redemption thereof. Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such Shares and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 8(k). All shares of Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Preferred Stock shall be issued in lieu thereof.

                  (b) As promptly as practicable after the surrender, as herein provided, of any shares of Preferred Stock for conversion pursuant to Section 8(a), the Corporation shall deliver to or upon the written order of the holder of such shares so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock have been converted in accordance with the provisions of this Section 8. Subject to the following provisions of this paragraph and of
Section 8(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Preferred Stock shall have been surrendered in satisfactory form for conversion, and the converting holder of shares of Preferred Stock shall be treated for all purposes as having become the record holder of such Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the converting holder of shares of Preferred Stock as the record holder of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five (5) days), but such surrender shall be effective to constitute the converting holder of shares of Preferred Stock as the record holder thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

                  (c) To the extent permitted by law, when shares of Preferred Stock are converted, all dividends accrued and unpaid (whether or not declared or currently payable) on the Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

                  (d) The Conversion Price (and the price at which a share of Common Stock is valued pursuant to Section 9(a) or Section 10) shall be subject to adjustment as follows:


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                      (i)   In case the Corporation shall at any time or from
time to time (A) pay a dividend or make a distribution on the outstanding shares of Common Stock in capital stock (which, for purposes of this Section 8(d) shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation, (B) subdivide the outstanding shares of Common Stock into a larger number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of the Common Stock or (E) pay a dividend or make a distribution on the outstanding shares of Common Stock in securities of the Corporation pursuant to a shareholder rights plan, "poison pill" or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 8(d)(i) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                      (ii) In case the Corporation shall at any time or from time to time issue shares of Common Stock (or securities convertible into or exchangeable for Common Stock, or any options, warrants or other rights to acquire shares of Common Stock) for a consideration per share less than the lower of the (A) Current Market Price per share of Common Stock or (B) Market Price per share of Common Stock then in effect at the record date or issuance date, as the case may be (the "Date"), referred to in the following sentence (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price for such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock divided by (B) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the Date by a fraction (x) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the Date plus the number of additional shares of Common Stock issued or to be issued (or the maximum number into which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and
(y) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on the Date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued or to be issued upon the conversion, exchange or exercise of such convertible or exchangeable securities or options, warrants or other rights (plus the aggregate amount of any


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additional consideration initially payable upon such conversion, exchange or exercise of such security) would purchase at the Current Market Price or the Market Price, as applicable.

Such adjustment shall be made whenever such shares, securities, options, warrants or other rights are issued, and shall become effective retroactively to a date immediately following the close of business (1) in the case of issuance to stockholders of the Corporation, as such, on the record date for the determination of stockholders entitled to receive such shares, securities, options, warrants or other rights and (2) in all other cases, on the date ("issuance date") of such issuance; provided that:

                            (A)   the determination as to whether an adjustment
is required to be made pursuant to this Section 8(d)(ii) shall be made upon the issuance of such shares or such convertible or exchangeable securities, options, warrants or other rights;

                            (B)   if any convertible or exchangeable securities,
options, warrants or other rights (or any portions thereof) which shall have given rise to an adjustment pursuant to this Section 8(d)(ii) shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such convertible or exchangeable securities, options, warrants or other rights there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Price hereunder shall be readjusted (but to no greater extent than originally adjusted) on the basis of (x) eliminating from the computation any additional shares of Common Stock corresponding to such convertible or exchangeable securities, options, warrants or other rights as shall have expired or terminated, (y) treating the additional shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such convertible or exchangeable securities, options, warrants or other rights as having been issued for the consideration actually received and receivable therefor and (z) treating any of such convertible or exchangeable securities, options, warrants or other rights which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at this time; and

                            (C)   no adjustment in the Conversion Price shall be
made pursuant to this Section 8(d)(ii) as a result of any issuance of securities by the Corporation in respect of which an adjustment to the Conversion Price is made pursuant to Section 8(d)(i).

                      (iii) In case the Corporation shall at any time or from time to time distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under Section 8(d)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in Section 8(d)(ii) or those in respect of which an adjustment in the Conversion Price is made pursuant to Section 8(d)(i) or (ii)), then, and in each such case, the Conversion Price then in effect shall be adjusted by


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dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Market Price of the Common Stock less the then Fair Market Value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one). Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                      (iv) In case the Corporation, at any time or from time to time, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Section 8(d)(i) through Section 8(d)(iii), inclusive, or Section 8(h) (but not including any action described in any such Section) and the Board of Directors of the Corporation in good faith determines that it would be equitable in the circumstances to decrease the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be decreased in such manner and at such time as the Board of Directors of the Corporation in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the Preferred Stock).

                      (v) Notwithstanding anything herein to the contrary, no adjustment under this Section 8(d) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least $0.05 in the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least $0.05 in such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Preferred Stock pursuant hereto.

                      (vi) Notwithstanding anything herein to the contrary, no adjustment under this Section 8(d) shall be made upon (A) the grant of not more than 2,000,000 options to employees or directors of the Corporation pursuant to benefit plans approved by the Board of Directors of the Corporation or upon the issuance of shares of Common Stock upon exercise of such options, (B) the issuance of any Common Stock (or securities convertible into or exchangeable for capital stock or options, warrants or other rights to acquire capital stock) in exchange for professional or other services rendered to the Corporation up to a maximum of 500,000 shares of Common Stock per annum, but no more than 1,000,000 shares of Common Stock in the aggregate, (C) the issuance of any Common Stock pursuant to this Certificate, or (D) the sale of Common Stock by the Corporation in an underwritten public offering.

                  (e) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall


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thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

                  (f) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

                  (g) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

                  (h) In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in case of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock) (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Preferred Stock at least ten (10) Business Days prior to effecting any of the foregoing Transactions a certificate that the holder of each share of Preferred Stock then outstanding shall have the right thereafter to convert such share of Preferred Stock into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Preferred Stock could have been converted immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 8. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Person and other than the Corporation, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the holders of Preferred Stock upon conversion of the shares of Preferred Stock as provided above. The provisions of this


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Section 8(h) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

                  (i) In case at any time or from time to time:

                      (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock;

                      (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                      (iii) there shall be any reclassification of the Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                      (iv) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

                  (j) The Corporation shall at all times reserve and keep available for issuance upon the conversion or exchange of the Preferred Stock pursuant to Section 8(a), 9(a) or 10(a), such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

                  (k) The issuance or delivery of certificates for Common Stock upon the conversion or exchange of shares of Preferred Stock pursuant to Section 8(a), 9(a) or 10(a) shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the


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
securities represented thereby, and such certificates shall be issued or delivered in the respective names of the holders of the shares of Preferred Stock converted.

Section 9.        Mandatory Exchange.

                  (a) If at any time on or after the fifth anniversary of the Issue Date to and including the tenth anniversary of the Issue Date, the holders of more than 50% of the shares of Preferred Stock shall deliver to the Corporation a notice demanding that the Corporation exchange the shares of Preferred Stock pursuant to this Section 9, then the Corporation shall exchange all (but not less than all) of the outstanding shares of Preferred Stock for shares of Common Stock no later than the fortieth day following the date of such notice (the "Demand Notice Date") on thirty (30) days notice of such date of exchange (the "Mandatory Exchange Date"), at a price per share equal (subject to Section 8(g)) to (i) the Liquidation Preference plus (ii) an amount per share equal to all accrued and unpaid dividends thereon, whether or not declared or currently payable, to the Mandatory Exchange Date. Any shares of Common Stock to be issued pursuant to this Section 9(a) shall be valued for such purpose at ninety-five percent (95%) of the average Market Price as of the ten (10) consecutive Trading Days immediately preceding the Mandatory Exchange Date. For all exchanges:

                      (I) any shares of Common Stock to be exchanged shall in no event be valued at more than the Conversion Price then in effect; and

                      (II) if less than all shares of Preferred Stock outstanding on the Mandatory Exchange Date are to be exchanged, the shares to be exchanged shall be determined pro rata or, if the shares of Preferred Stock are then publicly held, by lot.

                  (b) Nothing in this Section 9 shall restrict or limit (i) the Corporation's right to redeem shares of Preferred Stock pursuant to Section 5(a) or convert such shares pursuant to Section 10 or (ii) the holders' right to convert shares of the Preferred Stock pursuant to Section 8(a) at any time prior to the Mandatory Exchange Date under this Section 9.

                  (c) Notice of any exchange of shares of Preferred Stock pursuant to Section 9(a) shall be mailed at least thirty (30) days prior to the Mandatory Exchange Date fixed for exchange to each holder of shares of Preferred Stock to be exchanged, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the exchange of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be exchanged, or may cause the transfer books of the Corporation for the Preferred Stock to be closed, not less than thirty (30) days prior to the date fixed for such exchange.

                  (d) Notice of mandatory exchange having been given as aforesaid, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Mandatory Exchange Date
(i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue and (iii) all rights of the holders of shares of Preferred Stock to be exchanged shall


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
cease and terminate, excepting only the right to receive the shares of Common Stock and the right to convert such Preferred Stock into shares of Common Stock until the close of business on the Mandatory Exchange Date, in accordance with
Section 8.

Section 10.       Mandatory Conversion.

                  (a) If for forty-five (45) consecutive Trading Days the Market Price of the Common Stock for each day of such period exceeds the Conversion Price in effect on each such Trading Day, then on the Business Day next succeeding such forty-five (45) day period (the "Mandatory Conversion Date"), the outstanding shares of Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 8(g), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price in effect on the Mandatory Conversion Date.

                  (b) Within thirty (30) Business Days of the Mandatory Conversion Date, the Corporation shall deliver to each holder of Preferred Stock being converted (i) an officer's certificate attesting to the satisfaction of the condition precedent to mandatory conversion and (ii) a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock have been converted in accordance with this Section 10. Such conversion shall be deemed to have been made immediately prior to the close of business on the Mandatory Conversion Date, and the converting holder of shares of Preferred Stock shall be treated for all purposes as having become the record holder of such Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time.

                  (c) To the extent permitted by law, when shares of Preferred Stock are converted, all dividends accrued and unpaid (whether or not declared or currently payable) on the Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

                  (d) Notice of any conversion of shares of Preferred Stock pursuant to Section 9(a) shall be mailed at least ten (10), but not more than sixty (60), days prior to the date fixed for conversion to each holder of shares of Preferred Stock to be converted, at such holder's address as it appears on the transfer books of the Corporation. In order to facilitate the conversion of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be converted, or may cause the transfer books of the Corporation for the Preferred Stock to be closed, not more than sixty (60) days or less than ten (10) days prior to the date fixed for such conversion.

                  (e) Notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Mandatory Conversion Date (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of shares of Preferred Stock to be converted shall cease and terminate, excepting only the right to receive the shares of Common Stock and dividends.

Section 11.       Right to Offset.

                  Pursuant and subject to Section 9.6 of the Agreement and Plan of Reorganization by and among the Corporation, WA Telcom Products Co., Inc. ("Buyer"), Comm/Net Holding Corporation ("Comm/Net Holding"), Enhanced Communications Corporation, Long Distance Exchange Corporation, Comm/Net Services Corporation, Gregory A. Somers ("G. Somers"), Kelli J. Somers ("K. Somers"), R. Scott Birdwell ("R. Birdwell"), Jeff Becker ("J. Becker"), Chris Johns ("C. Johns"), Michael Billingsly ("M. Billingsly"), Teleplus Telecommunications, Inc. ("Teleplus," and together with G. Somers, K. Somers, J. Becker, C. Johns, M. Billingsly and R. Birdwell, the "Shareholders") and Denny
D. Somers ("D. Somers"), dated May 27, 1999 (the "Purchase Agreement"), the Corporation shall, at the request of Buyer, pay directly to Buyer the amounts or obligations otherwise payable or owed with respect to the Preferred Stock under this Certificate of Designation in satisfaction of any and all obligations of Comm/Net Holding, D. Somers or the Shareholders arising under or related to the Purchase Agreement (each, a "Seller Obligation"), including but not limited to, the indemnification obligations set forth in Article IX thereof, until such obligations are fully satisfied or resolved through negotiations between Buyer and the Obligor (as defined herein). Buyer agrees that any exercise of its rights under Section 9.6 of the Purchase Agreement must be made in good faith. If a Seller Obligation is not fully satisfied or resoled through negotiations between Buyer and the Obligor within six (6) months of the date Comm/Net Holding, D. Somers and/or the Shareholders, as applicable (the "Obligor"), received notice from Buyer of its or their non-compliance with such obligation (or in the case of a Loss (as defined in Section 9.1 of the Purchase Agreement), within six (6) months of the date the Indemnifying Party (as defined in Section
9.4 of the Purchase Agreement) received notice of such Loss pursuant to Section
9.4 of the Purchase Agreement), Buyer shall offer to resolve by arbitration any disputes between Buyer and the Obligor related to such Seller Obligation. If the Obligor rejects such offer, Buyer shall continue to hold the applicable amounts or obligations otherwise payable or owed with respect to the Preferred Shares until the Seller Obligation is fully satisfied or resolved through negotiations between Buyer and the Obligor. All arbitration pursuant to Section 9.6 of the Purchase Agreement shall be before the American Arbitration Association ("AAA") in accordance with the Commercial Arbitration Rules of the AAA as in effect from time to time.

Section 12.       Definitions.

                  For the purposes of this Certificate of Designation of Preferred Stock, the following terms shall have the meanings indicated:

                  "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law or executive order to close.

                  "Common Stock" shall mean and include the Common Stock, par value $.01 per share, of the Corporation and each other class of capital stock of the Corporation that does not have a preference over any other class of capital stock of the Corporation as to dividends or upon liquidation, dissolution or winding up of the Corporation and, in each case, shall include any other class of capital stock of the Corporation into which such stock is reclassified or reconstituted.

                  "Conversion Price" shall mean $16.00, subject to adjustments as set forth in Section 8(d).

                  "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Common Stock for those days during the period of twenty (20) days, ending on such date, which are Trading Days, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                  "Fair Market Value" shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction.

                  "Issue Date" shall mean the original date of issuance of shares of Preferred Stock to the holders pursuant to the Purchase Agreement.

                  "Junior Stock" shall mean any capital stock of the corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock including, without limitation, the Common Stock.

                  "Liquidation Preference" with respect to a share of Preferred Stock shall mean $1,000.00.

                  "Market Price" shall mean, per share of Common Stock on any date specified herein: (a) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the last trading price of the Common Stock on such date; or (b) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by NASDAQ and reported by any member firm of the NYSE, selected by the Corporation. If neither (a) or (b) is applicable, Market Price shall mean the Fair Market Value per share determined in good faith by the Board of Directors of the Corporation unless holders of at least fifty-one percent (51%) of the outstanding shares of Preferred Stock request that the Corporation obtain an opinion of a nationally recognized investment banking firm chosen by such holders and the Corporation (at the Corporation's expense), in which event Fair Market Value shall be determined by such investment banking firm.

                  "NASDAQ" shall mean the National Market System of the NASDAQ Stock Market.

                  "NYSE" shall mean the New York Stock Exchange, Inc.

                  "Parity Stock" shall mean any capital stock of the Corporation, including the Preferred Stock, ranking on a par (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock.

                  "Per Share Equity Value" of a share of Common Stock shall mean the quotient obtained by dividing (a) the "as if fully distributed value" of all the Corporation's outstanding shares of Common Stock (on a fully diluted basis) without consideration of any minority investment discounts or discounts related to illiquidity or restrictions on transferability, by (b) the number of outstanding shares of Common Stock on a fully diluted basis.

                  "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger) of such entity.

                  "Preferred Stock" shall have the meaning set forth in Section 1(a) hereof.

                  "Senior Stock" shall mean any capital stock of the Corporation ranking senior to the Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), including, without limitation, the 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A.

                  "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                  "Trading Days" shall mean a day on which the national securities exchanges are open for trading.

13.      Modification or Amendment.

         Except as specifically set forth herein, modifications or amendments to this Certificate of Designation may be made by the Corporation with the consent of the holders of more than 50% of the outstanding shares of Preferred Stock.



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
         IN WITNESS WHEREOF, World Access, Inc. has caused this Certificate to be duly executed in its corporate name on this 29 day of June, 1999.


                                              WORLD ACCESS, INC.



                                              By:   /s/ W. Tod Chmar
                                                 ------------------------------
                                                 Name:  W. Tod Chmar
                                                 Title: Executive V.P.


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